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                                                                     EXHIBIT 11

                            TECHNICLONE CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                       Year Ended April 30,
                                          --------------------------------------------
                                              1997             1996           1995
                                          ------------     -----------     -----------
NET LOSS PER SHARE:
Net Loss Attributable to Common Stock     $(33,725,766)    $(5,562,664)    $(6,911,635)
                                          ------------     -----------     -----------
Weighted average number of common shares
  outstanding(1)                            21,429,858      18,466,359      15,794,811
                                          ------------     -----------     -----------
Net (loss) per share                      $      (1.57)    $      (.30)    $      (.44)
                                          ============     ===========     ===========
CALCULATION OF NET LOSS PER SHARE
ASSUMING INCLUSION OF COMMON
STOCK EQUIVALENTS:

Net Loss Attributable to Common Stock     $(33,725,766)    $(5,562,664)    $(6,911,635)
                                          ------------     -----------     -----------
Weighted average number of common
  shares outstanding(1)                     21,429,858      18,466,359      15,794,811

Common equivalent shares assuming
  issuance of shares represented by
  outstanding stock options and
  warrants(3)                                1,673,849       1,852,300       1,339,842
                                          ------------      ----------     -----------
Weighted average number of common
  and common equivalent shares
  outstanding                               23,103,707      20,318,659      17,134,653
                                          ------------     -----------     -----------
Net (loss) per share(2)                   $      (1.46)    $      (.27)    $     (0.40)
                                          ============     ===========     ===========

CALCULATION OF FULLY DILUTED NET INCOME
(LOSS) PER SHARE, ASSUMING CONVERSION
OF PREFERRED STOCK AT THE BEGINNING
OF THE RESPECTIVE YEAR:

Net Loss Attributable to Common
  Stock                                   $(33,725,766)    $(5,562,664)    $(6,911,635)
Dividend accretion on Class B and
  Class C Preferred Stock                      544,481         560,467
Accretion of Class B Preferred Stock
  discount                                                   5,327,495
                                          ------------     -----------     -----------
Adjusted net income (loss) assuming
  conversion of Class B and Class C
  Preferred Stock at beginning of year    $(33,181,285)    $   325,298     $(6,911,635)
                                          ------------     -----------     -----------
Weighted average number of common shares
  outstanding(1)                            21,429,858      18,466,359      15,794,811
Common equivalent shares assuming
  issuance of shares represented by
  outstanding stock options and
  warrants(3)                                1,673,849       1,852,300       1,339,842
Common equivalent shares assuming
  conversion of convertible debt and
  issuance of shares upon conversion of
  preferred stock(4)                         1,119,864       1,342,946         573,000
                                          ------------     -----------     -----------
Weighted average number of common and
  common equivalent shares outstanding      24,223,571      21,661,605      17,707,653
                                          ------------     -----------     -----------
Net income (loss) per share(2)            $      (1.37)    $       .02     $      (.39)
                                          ============     ===========     ===========

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(1) The weighted average number of common shares outstanding during each of the periods was calculated by dividing the sum of each days actual shares outstanding by the number of days in the year.

(2) As the indicated calculations result in the dilution of the loss per common share or income per common share (i.e: antidilutive), the amounts were not presented in the accompanying financial statements.

(3) Amounts represent the incremental shares that would have to be issued for outstanding stock options and warrants utilizing the treasury stock method.

(4) Amounts were calculated assuming conversion of convertible notes payable
    (1995) or preferred stock at the beginning of the year or at the issuance date, if later (1996 and 1997). Additionally, the stock was assumed to be converted rather than redeemed, as it is the Company's intention not to redeem the preferred stock for cash. The preferred stock is not considered a common stock equivalent.